EXHIBIT 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our audited consolidated financial statements and related notes thereto included elsewhere in this report and our unaudited interim consolidated financial statements and related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended July 4, 2003.

All historical financial statements, amounts and disclosures have been revised to reflect the consolidation of Leshan-Phoenix Semiconductor Company Limited (“Leshan”) as discussed in “—Summary of Recent Developments” herein.

Overview

We are a global supplier of power and data management semiconductors and standard semiconductor components. We design, manufacture and market an extensive portfolio of semiconductor components that addresses the design needs of sophisticated electronic systems and products. Our power management semiconductor components distribute and monitor the supply of power to the different elements within a wide variety of electronic devices. Our data management semiconductor components provide high-performance clock management and data flow management for precision computing and communications systems. Our standard semiconductor components serve as “building block” components within virtually all electronic devices.

Immediately prior to our August 4, 1999 recapitalization, we were a wholly-owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries and a joint venture, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As a result of the recapitalization, an affiliate of Texas Pacific Group owned approximately 91% and Motorola owned approximately 9% of our outstanding common stock. In addition, as part of the recapitalization, Texas Pacific Group received 1,500 shares and Motorola received 590 shares of the Company’s mandatorily redeemable preferred stock with a liquidation value of $209.0 million plus accrued and unpaid dividends. Motorola also received a $91.0 million junior subordinated note due 2011 issued by Semiconductor Components Industries, LLC, our primary domestic operating subsidiary. Cash payments to Motorola in connection with the recapitalization were financed through equity investments by affiliates of Texas Pacific Group totaling $337.5 million, borrowings totaling $740.5 million under our $875.0 million senior bank facilities and the issuance of $400.0 million of 12% senior subordinated notes due August 2009. Because Texas Pacific Group’s affiliate did not acquire substantially all of our common stock, the recapitalization did not impact the basis of our assets and liabilities for financial reporting purposes. At the time of the recapitalization, Motorola agreed to provide us with transition and manufacturing services in order to facilitate our transition to a stand-alone company independent of Motorola.

On April 3, 2000, we acquired all of the outstanding capital stock of Cherry Semiconductor Corporation for $253.2 million in cash (including acquisition related costs), which we financed with cash on hand and borrowings of $220.0 million under our senior bank facilities. Cherry Semiconductor Corporation, which we have renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets. (See Note 6 “Acquisition” of the notes to our audited consolidated financial statements and “ —Other Recent Events—Acquisition,” in each case included elsewhere in this report.)

On May 3, 2000, we completed the initial public offering of our common stock, selling 34.5 million shares with an issue price of $16 per share. Net proceeds from the initial public offering (after deducting issuance costs) were approximately $514.8 million. The net proceeds were used to redeem all outstanding preferred stock (including accrued dividends), redeem a portion of the senior subordinated notes and prepay a portion of the loans outstanding under the senior bank facilities. (See Note 12 “Common Stock” of the notes to our audited consolidated financial statements elsewhere in this report.)

On September 7, 2001, we obtained $100.0 million ($99.2 million, net of issuance costs) through an equity investment by an affiliate of Texas Pacific Group, our principal shareholder. In this transaction, we issued

10,000 shares of mandatorily redeemable cumulative convertible preferred stock. This investment was required because we were not in compliance with certain minimum interest expense coverage ratio and leverage ratio covenants under our senior bank facilities. (See Note 9 “Long-Term Debt” and Note 11 “Redeemable Preferred Stock” of the notes to our audited consolidated financial statements and “ —Liquidity and Capital Resources—Key Events Affecting Our Capital Structure,” in each case included elsewhere in this report).

Summary of Recent Developments

The following section highlights significant recent developments in our financial performance, our marketplace and our liquidity and capital structure. For further information regarding the events summarized herein, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its entirety.

Semiconductor Market Performance

The following table sets forth total worldwide semiconductor industry revenues and revenues in our total addressable market for the last three years:

Year Ended December 31,	Total Worldwide Semiconductor Industry Sales(1)	% Change	Total Addressable Market Sales(1)(2)	% Change
	(in billions)		(in billions)
2000	$204.4		$28.2
2001	139.0	(32.0)%	19.8	(29.8)%
2002	140.7	1.2	20.3	2.5

(1)	Based on shipment information published by World Semiconductor Trade Statistics (“WSTS”), an industry research firm. WSTS collects this information based on product shipments, which is different from our revenue recognition policy as described in “Critical Accounting Policies—Revenue Recognition” contained elsewhere in this report. We believe the data provided by WSTS is reliable, but we have not independently verified it. WSTS periodically revises their information. We assume no obligation to update such information.
(2)	Our total addressable market comprises the following specific WSTS product categories: (a) discrete products (all discrete semiconductors other than sensors, RF and microwave power transistors/modules, RF and microwave diodes, RF and microwave SS transistors, power FET modules, IGBT modules and optoelectronics); (b) analog products (amplifiers, voltage regulators and references, comparators, ASSP automotive and ASSP industrial and others); and (c) standard logic products (MOS general purpose logic only). Although we categorize our products as power and data management semiconductors and standard semiconductor components, WSTS uses different product categories. We recently revised how we categorize our total addressable market to eliminate certain WSTS product categories in which we no longer participate as of January 1, 2003. The information regarding our total addressable market for all periods presented in this report reflects such revision.

Worldwide semiconductor market sales were $140.7 billion in 2002 and $74.0 billion in the first six months of 2003, including sales in our total addressable market of approximately $20.3 billion and $11.0 billion, respectively. In 2002, industry sales and sales in our total addressable market increased 1.2% and 2.5%, respectively, as compared to 2001. The industry is cyclical, and from 2000 to 2001 industry sales and sales in our total addressable market declined 32.0% from $204.4 billion to $139.0 billion and 29.8% from $28.2 billion to $19.8 billion, respectively. The foregoing information is based on information published by WSTS. The year 2001 was the worst single year downturn in industry history and was driven both by reduced volumes and lower average selling prices resulting from an inventory overbuild as well as excess semiconductor manufacturing capacity. This is in contrast to 2000, when industry sales and sales in our total addressable market grew 37% and

34%, respectively. Although semiconductor demand began to improve in 2002 and has continued to improve in the first six months of 2003, it is uncertain when any meaningful recovery will occur. Current market conditions are characterized by excess capacity, short lead times and significant pricing pressures, particularly in a number of product lines in which we participate.

ON Financial Performance

Revenues.    The following table sets forth our total revenues for the years ended December 31, 2000, 2001 and 2002 and the first six months of 2002 and 2003 (dollars in millions):

Year ended December 31,	Total Revenues(1)	% Change
		(in millions)
2000	$1,968.1	N/A
2001	1,223.2	(37.8)%
2002	1,093.7	(10.6)

Six months ended
June 28, 2002	$551.6	N/A
July 4, 2003	525.7	(4.7)%

(1)	Revenues for the year ended December 31, 2000 are pro forma to reflect what our total revenues would have been had the change in distributor revenue recognition methods implemented effective January 1, 2001 been applied retroactively. See Note 4 “Accounting Changes” of the notes to our audited financial statements and “—Other Significant Events—Accounting Changes,” in each case included elsewhere in this report.

Our total revenues declined 37.8% in 2001 from 2000 while total sales in our total addressable market declined 29.8% during the same period. During that period, revenues from our high frequency clock and data management business declined $177.4 million, or 60.0%, and foundry services provided to Motorola decreased $53.5 million. Our total revenues declined 10.6% in 2002 from 2001 while total sales in our total addressable market increased by 2.5% during the same period. During this period, revenues from our high frequency clock and data management business declined further, foundry services provided to Motorola were reduced by $6.8 million, production of certain products was discontinued and certain low margin opportunities were not pursued. Our total revenues declined 4.7% in the first six months of 2003 from the first six months of 2002 as declines in average selling prices have been partially offset by higher volumes. Most of the revenue decline in the first six months of 2003 is attributable to weakness in the automotive market.

Third Quarter 2003 Outlook

We anticipate that our total revenues will grow by 1% to 2% as compared to the second quarter of 2003. We expect that our gross margins will increase slightly in the third quarter of 2003 as a result of our cost reduction measures. While pricing pressures have lessened in the second quarter of 2003 as compared to recent quarters, we do not expect sufficient end-market growth to enable us to achieve positive earnings per share in the fourth quarter of 2003.

Profitability Enhancement Programs

In order to better align our cost structure with our revenues, we initiated profitability enhancement programs during 2000 and 2002. The principal elements of these programs are a manufacturing rationalization plan, a reduction of non-manufacturing personnel and other cost controls.

The elements of the 2000 plan that we commenced in June 2001 were completed in the fourth quarter of 2002 and resulted in $365 million of annualized cost savings, based on a comparison of our cost structure during the first quarter of 2001 to our cost structure during the third quarter of 2002. We expect the 2002 plan to be completed by the end of 2003 and to result in an estimated $80 million of cost savings in 2003, as compared to our cost structure during the third quarter of 2002. Based on a comparison of our cost structure during the third quarter of 2002 and our cost structure during the fourth quarter of 2003, we expect to achieve an estimated $119 million of annual cost savings beginning in 2004. Savings from these plans include reduced employee costs resulting from staff reductions, reduced depreciation expense resulting from asset impairments and other cost savings resulting from the transfer of certain manufacturing and administrative functions to lower cost regions, renegotiation of service and supply contracts, and other actions taken to improve our manufacturing efficiency. As of July 4, 2003, actual savings in 2003 for the 2002 plan were approximately $38 million and we expect to achieve our targeted savings of $80 million by the end of 2003.

The following table summarizes the annual cost savings from the 2000 plan by type and by the applicable caption contained in our consolidated statement of operations (in millions):

	Reduced Employee Costs	Reduced Depreciation	Other Cost Savings	Total
Cost of sales	$75	$14	$166	$255
Research and development	22	—	1	23
Sales and marketing	18	—	16	34
General and administrative	20	1	32	53

	$135	$15	$215	$365

The following table summarizes the estimated annual cost savings from the 2002 plan that we expect following 2003 by type of cost and by the applicable caption contained in our consolidated statement of operations and comprehensive loss (in millions):

	Reduced Employee Costs	Other Cost Savings	Total
Cost of sales	$8	$100	$108
General and administrative	6	5	11

	$14	$105	$119

Manufacturing Rationalization Plan.    To create operating leverage and efficiencies and to accelerate our ongoing transformation into a leading low cost producer, we have implemented and continue to implement manufacturing cost saving initiatives such as the closure of some of our plants, the relocation or outsourcing of operations to take advantage of lower cost labor markets, the consolidation of other operations, the transfer of some of our external supply to internal operations and the rationalization of our product portfolio. This plan has included, among other actions, phasing out manufacturing operations at our Guadalajara, Mexico facility and transferring some of the manufacturing activities performed at our Aizu, Japan and Seremban, Malaysia facilities to some of our other facilities or to third party contractors.

In many cases, the volume from closed operations has been or is being shifted to our existing facilities in order to improve capacity utilization. Facility closures and production shifts have resulted in some reductions in our manufacturing capacity, but we do not expect these reductions to affect our ability to meet our foreseeable production needs. As part of our 2000 plan described above, we completed manufacturing rationalization actions resulting in a reduction of our manufacturing workforce by 21% from approximately 10,490 employees, as of December 31, 2000, to approximately 8,250 employees, as of December 31, 2002, and annualized cost savings of approximately $255 million as compared to our cost structure in the first quarter of 2001. As part of our 2002 plan described above, we expect to complete further manufacturing rationalization actions by the fourth quarter of 2003. Based on a comparison of our cost structure during the third quarter of 2002 and our cost structure during the fourth quarter of 2003, we also expect to achieve as a result of these actions an estimated $108 million of annual cost savings beginning in 2004.

Reducing Non-Manufacturing Personnel and Implementing Other Cost Controls.    As part of our 2000 plan described above, we reduced selling, administrative and research and development personnel from approximately 1,800, as of June 1, 2001, to approximately 1,340, as of December 31, 2002. Approximately 41% of the employees involved in this reduction were in sales or marketing-related positions, approximately 40% were salaried employees in administrative or managerial positions and approximately 19% were employees in research and development positions. As of September 27, 2002, we had achieved annualized cost savings of approximately $110 million starting in the fourth quarter of 2002 as compared to our cost structure in the first quarter of 2001 as a result of these non-manufacturing personnel reductions and other cost controls. As part of our 2002 plan described above, we expect to further reduce selling and administrative personnel by 180 employees by the fourth quarter of 2003. Based on a comparison of our cost structure during the third quarter of 2002 and our cost structure during the fourth quarter of 2003, we expect to achieve as a result of these actions an estimated $11 million of annual cost savings beginning in 2004. In connection with these reductions, we have adopted a more efficient hybrid sales force structure that combines direct sales personnel with sales representatives.

Liquidity and Capital Structure—Cash Position and Capital Expenditures

Cash Position and Capital Expenditures.    Cash flows changed significantly in 2002 as compared to 2001. Although our cash balance at December 31, 2002 increased by only $2.2 million as compared to December 31, 2001, cash flows provided by operating activities were $46.4 million in 2002, a $162.8 million improvement from the net cash usage of $116.4 million in 2001. This increase was primarily the result of reduced costs resulting from the restructuring programs and reduced restructuring payments in 2002. We have, as part of a targeted effort to improve our liquidity, also reduced our capital expenditures from $254.1 million in 2000 to $149.0 million in 2001 and $40.5 million in 2002. We do not expect that our capital expenditure reductions will have a negative impact on our ability to service our customers, as we believe that near-term access to additional manufacturing capacity, should it be required, could be readily obtained on reasonable terms through manufacturing agreements with third parties. Capital expenditures are expected to be between $50 and $60 million in 2003. In the first half of 2003, our capital expenditures totaled $24.6 million.

Our cash balance at July 4, 2003 decreased by $8.8 million as compared to April 4, 2003. However, cash flows provided by operating activities increased to $12.1 million in the second quarter of 2003 from $4.6 million in the first quarter of 2003. The increase in cash flows from operations is, in part, attributable to lower interest payments in the second quarter of 2003 as compared to the first quarter of 2003, when $26.9 million of supplemental interest charges were paid. This was offset by other changes in net working capital.

Recent Debt Refinancing.    During 2002 and the first quarter of 2003, we refinanced a portion of our senior bank facilities through the issuance of $300.0 million principal amount of our second lien senior secured notes due 2008 and $200 million principal amount of our first lien senior secured notes due 2010. The net proceeds from these two transactions were used to prepay a portion of our senior bank facilities. In connection with the issuance of the first lien senior secured notes, we amended our senior bank facilities to provide us additional financial flexibility by removing the requirement that we maintain certain minimum interest expense coverage ratios and that we do not exceed certain maximum leverage ratios, and by reducing to $140.0 million our minimum EBITDA requirement for any four consecutive fiscal quarters. While we also reduced our permitted capital expenditures to $100.0 million per year (subject to certain increases for improved financial performance and carryovers from prior periods), we do not expect this reduction to have a significant impact on our operating plans or financial performance. As a result of these refinancings we have extended our debt maturities. Because the effective interest rates on the first lien and second lien senior secured notes, which are fixed, are considerably higher than those that currently apply to our senior bank facilities, which are floating, our interest expense has increased as a result of these refinancings.

The following table sets forth, as of July 4, 2003, our long-term debt as of such date on an actual and pro forma basis to give effect to (1) an offering of our common stock and the application of the proceeds therefrom, after deducting the underwriters’ discounts and commissions and other related expenses (assuming that the underwriters do not exercise their option to purchase additional shares) and (2) borrowings of $50 million under the additional term loan for which we have received commitments and the application of the proceeds in each case as if the offering and such borrowing had occurred as of such date. The table also shows our other contractual obligations as of such date.

Contractual obligations	Total Amounts Committed	Remainder of 2003	2004	2005	2006	2007	2008 and Beyond
Long-term debt:
actual	$1,441.6	$12.3	$16.0	$155.8	$194.5	$176.8	$886.2
pro forma	1,266.3	12.1	13.1	3.2	141.8	209.9	886.2
Operating leases	18.9	5.0	7.2	4.1	2.3	0.3	—
Purchase obligations	84.5	50.0	20.7	11.2	2.6	—	—
Other long-term obligations—pension plan	36.5	4.0	11.8	20.7	—	—	—
Redeemable preferred stock (including future dividends)	188.5	—	—	—	—	—	188.5
Total contractual cash obligations:
actual	$1,770.0	$71.3	$55.7	$191.8	$199.4	$177.1	$1,074.7
pro forma	1,594.7	71.1	52.8	39.2	146.7	210.2	1,074.7

We have agreed with our lenders to amend our senior bank facilities, effective upon the satisfaction of the conditions specified below. The amendment will, among other things:

•	permit us to obtain an additional term loan under our senior bank facilities in an amount up to $50 million, the entire amount of which we intend to borrow simultaneously with the completion of an offering of our common stock and which is expected to have terms similar to those of our existing tranche D term loan facility,

•	permit us to apply the net proceeds from equity offerings by us or any of our subsidiaries and borrowings under the additional term loan facility to prepay scheduled principal installments of all term loan borrowings outstanding under our senior bank facilities in chronological order,

•	reduce from 75% to 50% the percentage of net proceeds from future equity offerings by us or any of our subsidiaries that is required to be applied to prepay term loan borrowings outstanding under our senior bank facilities and

•	permit us to obtain a new $25 million revolving facility that would mature on August 4, 2006, provide for the issuance of letters of credit in currencies other than U.S. dollars that are to be specified and, in all other respects, have terms substantially similar to those of our existing revolving facility.

The effectiveness of the amendment is subject to, among other things, satisfaction before December 7, 2003 of the following conditions:

•	our having obtained gross cash proceeds of not less than $150 million from a combination of (1) a public offering of our common stock and (2) borrowings under the additional term loan described above,

•	our having applied 100% the net proceeds of from such offering of common stock and the proceeds from such borrowings (1) to repay all outstanding loans (and terminate the commitments) under our existing $62.5 million revolving facility, (2) to prepay in full our tranche A and tranche R term loan facilities and (3) to the extent of any excess net proceeds, to prepay scheduled principal installments of all remaining term loan facilities outstanding under our senior bank facilities in chronological order, and

•	our having established the new $25 million revolving facility described above.

We have obtained a commitment from JPMorgan Chase Bank, the administrative agent for our senior bank facilities, to provide an additional term loan of up to $50 million. We have also obtained commitments from JPMorgan Chase Bank and Morgan Stanley Senior Funding, Inc. to provide a new $25 million revolving facility. Simultaneously with the effectiveness of the amendment and termination of the commitments under our existing revolving facility, we intend to roll over letters of credit outstanding under our current revolving facility, which totaled $17.9 million as of September 9, 2003, into the new revolving facility.

Other Significant Events

Accounting Changes

Consolidation of Leshan-Phoenix Semiconductor Company Limited.    In the second quarter of 2003, we adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FASB Interpretation No. 46 requires that certain variable interest entities be consolidated by the primary beneficiary, as that term is defined in FASB Interpretation No. 46. We determined that our investment in Leshan-Phoenix Semiconductor Company Limited meets the definition of a variable interest entity as our economic interest in Leshan is proportionately greater than our ownership interest in Leshan and, therefore, our investment in Leshan should be consolidated under FASB Interpretation No. 46. We had previously accounted for our investment in Leshan using the equity method. While consolidation of our investment in Leshan did not impact our previously reported net income (loss) or stockholders’ equity (deficit), financial information for periods following our August 4, 1999 recapitalization that appears herein has been revised for comparative purposes as allowed by FASB Interpretation No. 46.

Actuarial Gains or Losses.    During the second quarter of 2003, we changed our method of accounting for net unrecognized actuarial gains or losses relating to our defined benefit pension obligations. Historically, we amortized our net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. Effective January 1, 2003, we will no longer defer actuarial gains or losses but will recognize such gains and losses during the fourth quarter of each year, which is the period in which our annual pension plan actuarial valuations are prepared. We believe that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred.

The impact of this change for periods prior to January 1, 2003 is a charge of $21.5 million or $0.12 per share, both before and after income taxes, and has been reflected as the cumulative effect of a change in accounting principle in our consolidated statement of operations for the six months ended July 4, 2003. The effect of the change on the quarter ended July 4, 2003 was to decrease our net loss by $1.6 million or $0.01 per share, both before and after income taxes. The effect of the change on the six months ended July 4, 2003 was to decrease the loss before cumulative effect of accounting change by $3.2 million or $0.02 per share, both before and after income taxes, and to increase the net loss by $18.3 million or $0.10 per share, both before and after income taxes. Absent the accounting change, the $21.5 million of net unrecognized actuarial losses at December 31, 2002 would have been recognized as an operating expense in future periods.

Reclassification of Loss on Debt Prepayment.    We adopted SFAS No. 145 effective January 1, 2003, which required the reclassification within our statement of operations of losses on debt prepayment previously classified as extraordinary items which totaled $6.5 million for the six months ended June 28, 2002.

Goodwill and Other Intangible Assets.    Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS No. 141 require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill and require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. SFAS No. 141 also requires that, upon adoption of SFAS No. 142, we reclassify the carrying amounts of certain intangible assets into or out of goodwill based on certain criteria. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that such assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), require that reporting units be identified for the purpose of assessing potential future impairments of goodwill and remove the forty-year limitation on the amortization period of intangible assets that have finite lives. Goodwill amortization expense totaled $10.6 million in 2001.

SFAS No. 142 requires that goodwill be tested annually for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of a reporting unit with the related carrying amount including goodwill. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Our goodwill at January 1, 2002 totaled $77.3 million and relates to the April 2000 acquisition of Cherry Semiconductor Corporation (“Cherry”). As a result of the adoption of SFAS No. 142, we discontinued amortization of the Cherry goodwill at the beginning of 2002.

During the first quarter of 2002, we identified our various reporting units, which correspond with our four product lines, and allocated its assets and liabilities to such reporting units. The goodwill relating to the Cherry acquisition was specifically identified with and included in our Power Management and Standard Analog reporting unit. During the second quarter of 2002, we completed the first step of its transitional goodwill impairment test and determined that the estimated fair value of the Power Management and Standard Analog reporting unit as of January 1, 2002 exceeded the reporting unit’s carrying amount by a substantial amount. As a result, an impairment of the Cherry goodwill as of that date was not indicated and completion of the second step test was not required. We updated our goodwill impairment analysis during the fourth quarter of 2002 and determined that a related impairment did not exist.

Revenue Recognition on Sales to Distributors.    As mentioned below in “Critical Accounting Policies,” effective January 1, 2001, we changed our accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. We believe that this change better aligns reported results with, focuses us on, and allows investors to better understand end user demand for the products that we sell through distributors. Our new revenue recognition policy is commonly used in the semiconductor industry. The cumulative effect of the accounting change for periods prior to January 1, 2001 was a charge of $155.2 million ($116.4 million, or $0.67 per share, net of income taxes). The accounting change resulted in an increase in revenues of $116.6 million and a decrease in our net loss before cumulative effect of accounting change of $53.1 million, or $0.30 per share, for the year ended December 31, 2001.

Derivative Instruments and Hedging Activities.    Also effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. Our interest rate swaps in effect at January 1, 2001 were designated as cash flow hedges, were measured at fair value and recorded as assets or liabilities in the consolidated balance sheet. Upon adoption of SFAS No. 133, we recorded an after-tax charge of $3.4 million to accumulated other comprehensive income (loss) as of January 1, 2001. This charge consisted of a $2.1 million adjustment to record our interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million pretax deferred charge (included in other assets in the accompanying consolidated balance sheet at December 31, 2000) relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under our senior bank facilities, both before income taxes of approximately $2.2 million.

In addition to hedging a portion of our interest rate exposure, we use forward foreign currency contracts to reduce our overall exposure to the effects of foreign currency fluctuations on our results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the gains and losses on the underlying assets or liabilities. The adoption of SFAS No. 133 did not impact our accounting and reporting for these derivative instruments.

Acquisition

On April 3, 2000, we acquired all of the outstanding capital stock of Cherry for approximately $253.2 million in cash (including acquisition related costs), which was financed with cash on hand and borrowings of $220.0 million under our senior bank facilities. Cherry, which was renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets, and had revenues for its fiscal year ended February 29, 2000 of $129.1 million.

The Cherry acquisition was accounted for using the purchase method of accounting and, as a result, the purchase price and related costs were allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on management estimates as follows (in millions):

Fair value of tangible net assets	$71.3
Developed technology	59.3
In-process research and development	26.9
Assembled workforce	10.0
Excess of purchase price over estimated fair value of net assets acquired (goodwill)	85.7

Total	$253.2

Developed technology was being amortized on a straight-line basis over an estimated useful life of five years. Sustained price declines in certain product lines triggered an impairment analysis of the carrying value of the developed technology and resulted in the recording of an impairment charge of $20.8 million in the first six months of 2003. We measured the amount of the impairment charge by comparing the carrying value of the developed technology using price, volume and cost assumptions that we considered to be reasonable in the circumstances. We will no longer incur amortization expense of approximately $3.0 million per quarter related to this intangible asset. As a result of the impairment of the developed technology, we evaluated the recoverability of the related goodwill that arose in connection with the acquisition of Cherry Semiconductor Corporation. We determined that the estimated fair value of the reporting unit containing the goodwill exceeded its related carrying amount. Accordingly, the goodwill was not considered to be impaired.

Goodwill was being amortized on a straight-line basis over an estimated useful life of ten years; however, as mentioned previously, such amortization was discontinued upon the adoption of SFAS No. 142. Additionally, assembled workforce was being amortized over an estimated useful life of five years. Assembled workforce does not meet the SFAS No. 141 requirements as an intangible asset apart from goodwill. Accordingly, upon adoption of SFAS No. 142, we reclassified the unamortized balance of assembled workforce to goodwill and the related amortization was discontinued.

The fair value of the acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. Significant assumptions that had to be made in using this approach included revenue and operating margin projections and determination of the applicable discount rate. The fair value of the acquired in-process research and development was based on sales forecasts and cost assumptions projected to be achievable by Cherry on a stand-alone basis. Operating margins were based on cost of goods sold and selling, general and administrative expenses as a percentage of revenues. All projected revenue and cost information was based on historical results and trends and did not include any synergies or cost savings that may result from the acquisition. The rate used to discount future projected cash flows resulting from the acquired in-process research and development was 20%, which was derived from a weighted average cost of capital analysis adjusted upward to reflect additional risks inherent in the development life cycle.

At the date of acquisition, the in-process research and development consisted of sixty-five projects that had not yet reached technological feasibility and for which no alternative future uses had been identified. Accordingly, these costs were expensed as of the acquisition date. Such projects were approximately 70% to 80% complete at the date of the acquisition. The estimated cost to complete these projects at that date was approximately $4.1 million. Of the sixty-five projects in process at the date of acquisition, we completed thirty-six projects and abandoned twenty-nine projects. Subsequent to the acquisition date, we experienced an industry downturn that required us to scale back research and development activities. Due to the decline in product demand subsequent to the acquisition, 2002 revenues associated with the completed projects were approximately $12.5 million, or 30% of the amount originally forecasted for all acquired in-process research and development projects at the date of acquisition.

Critical Accounting Policies

The accompanying discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We believe certain of our accounting policies are critical to understanding our financial position and results of operations. We utilize the following critical accounting policies in the preparation of our financial statements.

Revenue.    We generate revenue from sales of our semiconductor products to original equipment manufacturers, electronic manufacturing service providers, and distributors. We recognize revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales returns and allowances.

Prior to January 1, 2001, we recognized revenue on distributor sales when title passed to the distributor. Provisions were recorded at that time for estimated sales returns as well as for other related sales costs and allowances. Effective January 1, 2001, we changed our revenue recognition policy for distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by us so we record accounts receivable for the amount of the transaction, reduce our inventory for the products shipped and defer the related margin in our consolidated balance sheet. We recognize the related revenue and profit when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

We believe that this change to our revenue recognition method for distributor sales better aligns our reported results with, focuses us on, and enables investors to better understand, end user demand for the products we sell through distribution as our revenue is not influenced by our distributors’ stocking decisions.

Inventories.    We carry our inventories at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market and record provisions for slow moving inventories based upon a regular analysis of inventory on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months. These provisions can influence our results from operations. For example, when demand falls for a given part, all or a portion of the related inventory is reserved, impacting our cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, we will generally recognize a higher than normal margin. However, the majority of product inventory that has been previously reserved is ultimately discarded. Although we do sell some products that have previously been written down, such sales have historically been relatively consistent on a quarterly basis and the related impact on our margins on a comparative basis has not been material.

Deferred Tax Valuation Allowance.    We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction in which we operate. If we determine that we will not realize all or a portion of our remaining deferred tax assets, we will increase our valuation allowance with a charge to income tax expense. Conversely, if we determine that we will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, we established a valuation allowance for the majority of our deferred tax assets and, to date, we have not recognized any incremental domestic deferred tax benefits. We monitor our ability to utilize our deferred tax assets and the continuing need for a related valuation allowance on an ongoing basis.

Impairment of Long-Lived Assets.    We periodically evaluate the recoverability of the carrying amount of our property, plant and equipment, intangible assets and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment is assessed when the undiscounted expected cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. We continually apply our best judgment when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which we operate and the resulting assumptions used to estimate future cash flows impact the outcome of our impairment tests.

Goodwill.    We evaluate our goodwill for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing our goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step test must be performed to measure the amount of the goodwill impairment loss, if any. The second step test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Defined Benefit Plans.    We maintain pension plans covering certain of our employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and cash funding requirements of our pension plans. Effective January 1, 2003, we changed our method of amortizing unrecognized actuarial gains or losses associated with our defined benefit pension plans. See “Accounting Changes—Actuarial Gains or Losses,” above.

Results of Operations

The following table summarizes certain information relating to our operating results that has been derived from our audited consolidated financial statements for the years ended December 31, 2000, 2001 and 2002 and our unaudited interim financial statements for the six months ended June 28, 2002 and July 4, 2003. The pro forma column for 2000 reflects our results as if the change in distributor revenue recognition discussed above had been applied retroactively. The pro forma results are used for comparative purposes in the following discussion of our results of operations. We believe this presentation is useful to investors in comparing historical results and this presentation is used by our management in making historical comparisons. Additionally, all historical financial statements, amounts and disclosures have been revised to reflect the consolidation of Leshan, as discussed in “—Summary of Recent Developments” herein. The amounts in the following table are in millions.

	Year Ended December 31,
	2000				Six months ended,
	As Reported	Pro Forma	2001	2002	June 28, 2002	July 4, 2003
Total revenues	$2,083.3	$1,968.1	$1,223.2	$1,093.7	$551.6	$525.7
Cost of sales	1,354.2	1,292.7	995.9	795.9	407.6	377.9

Gross profit	729.1	675.4	227.3	297.8	144.0	147.8

Operating expenses:
Research and development	69.2	69.2	80.9	67.9	33.5	34.7
Selling and marketing	100.1	100.1	74.8	61.2	29.8	31.7
General and administrative	233.4	233.4	130.9	102.1	55.9	42.4
Amortization of goodwill and other intangibles	16.8	16.8	22.6	11.9	6.0	5.9
Write-off of acquired in-process research and development	26.9	26.9	—	—	—	—
Restructuring, asset impairments and other	4.8	4.8	150.4	27.7	10.2	34.6

Total operating expenses	451.2	451.2	459.6	270.8	135.4	149.3

Operating income (loss)	277.9	224.2	(232.3)	27.0	8.6	(1.5)

Other income (expenses):
Interest expense, net	(135.3)	(135.3)	(139.6)	(149.5)	(73.6)	(76.9)
Equity in earnings (losses) of joint ventures	1.1	1.1	—	(0.6)	—	—
Gain on sale of investment in joint venture	—	—	3.1	—	—	—
Loss on debt prepayment	(29.2)	(29.2)	—	(6.5)	(6.5)	(3.5)

Other income (expenses), net	(163.4)	(163.4)	(136.5)	(156.6)	(80.1)	(80.4)
Income (loss) before income taxes, minority interests and cumulative effect of accounting change	114.5	60.8	(368.8)	(129.6)	(71.5)	(81.9)
Income tax provision	(39.0)	(25.6)	(345.8)	(9.5)	(8.1)	(4.5)
Minority interests	(4.4)	(4.4)	(0.4)	(2.8)	(2.2)	(0.1)

Net income (loss) before cumulative effect of accounting change	71.1	30.8	(715.0)	(141.9)	(81.8)	(86.5)
Cumulative effect of accounting change, net of tax	—	—	(116.4)	—	—	(21.5)

Net income (loss)	$71.1	$30.8	$(831.4)	$(141.9)	$(81.8)	$(108.0)

The following table summarizes certain information relating to our operating results as a percentage of total revenues and has been derived from our audited consolidated financial statements for the years ended December 31, 2000, 2001 and 2002 and our unaudited interim financial statements for the six months ended June 28, 2002 and July 4, 2003. The pro forma column for 2000 reflects our results as if the previously mentioned change in distributor revenue recognition had been applied retroactively. The pro forma results are used for comparative purposes in the following discussion of our results of operations. We believe this presentation is useful to investors in comparing historical results and this presentation is used by our management in making historical comparisons. Additionally, all historical financial statements, amounts and disclosures have been revised to reflect the consolidation of Leshan, as discussed in “—Summary of Recent Developments” herein. Certain amounts in the table may not sum due to the rounding of individual components.

	Year Ended December 31,
	2000				Six Months Ended
	As Reported	Pro Forma	2001	2002	June 28, 2002	July 4, 2003
Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.0	65.7	81.4	72.8	73.9	71.9

Gross profit	35.0	34.3	18.6	27.2	26.1	28.1

Operating expenses:
Research and development	3.3	3.5	6.6	6.2	6.1	6.6
Selling and marketing	4.8	5.1	6.1	5.6	5.4	6.0
General and administrative	11.2	11.9	10.7	9.3	10.1	8.1
Amortization of goodwill and other intangibles	0.8	0.9	1.8	1.1	1.1	1.1
Write-off of acquired in-process research and Development	1.3	1.4	—	—	—	—
Restructuring, asset impairments and other	0.2	0.2	12.3	2.5	1.8	6.6

Total operating expenses	21.7	22.9	37.6	24.8	24.5	28.4

Operating income (loss)	13.3	11.4	(19.0)	2.5	1.6	(0.3)

Other income (expenses):
Interest expense, net	(6.5)	(6.9)	(11.4)	(13.7)	(13.3)	(14.6)
Equity in earnings (losses) of joint ventures	0.1	0.1	0.0	(0.1)	—	—
Gain on sale of investment in joint venture	—	—	0.3	—	—	—
Loss on debt prepayment	(1.4)	(1.5)	—	(0.6)	(1.2)	(0.7)

Other income (expenses), net	(7.8)	(8.3)	(11.2)	(14.3)	(14.5)	(15.3)
Income (loss) before income taxes, minority interests, and cumulative effect of accounting change	5.5	3.1	(30.2)	(11.8)	(13.0)	(15.6)
Income tax provision	(1.9)	(1.3)	(28.3)	(0.9)	(1.5)	(0.9)
Minority interests	(0.2)	(0.2)	0.0	(0.3)	(0.4)	(0.0)

Net income (loss) before cumulative effect of accounting change	3.4	1.6	(58.5)	(13.0)	(14.8)	(16.5)
Cumulative effect of accounting change, net of tax	—	—	(9.5)	—	—	(4.1)

Net income (loss)	3.4%	1.6%	(68.0)%	(13.0)%	(14.8)%	(20.5)

Six Months Ended July 4, 2003 Compared to Six Months Ended June 28, 2002

Total Revenues.    Total revenues decreased $25.9 million, or 4.7%, to $525.7 million in the first six months of 2003 from $551.6 million in the first six months of 2002 due to declines in average selling prices of approximately 8% partially offset by volume and mix changes. The revenues by product line for the six months ended July 4, 2003 and June 28, 2002 are as follows (dollars in millions):

	Six Months Ended July 4, 2003	% of Revenue	Six Months Ended June 28, 2002	% of Revenue	Dollar Change	% Change
Power Management and Standard Analog	$164.8	31.3%	$181.0	32.8%	$(16.2)	(9.0)%
MOS Power Devices	68.2	13.0	70.1	12.7	(1.9)	(2.7)
High Frequency Clock and
Data Management	40.5	7.7	38.6	7.0	1.9	4.9
Standard Components	252.2	48.0	261.9	47.5	(9.7)	(3.7)

Total Revenues	$525.7		$551.6		$(25.9)

Average selling prices have declined across all of our product lines. However, in the high frequency clock and data management product line, volume increases and mix changes have offset these pricing declines, causing overall revenue growth in this product line in the first six months of 2003 as compared to the first six months of 2002.

Approximately 33%, 49% and 18% of our revenues during the first six months of 2003 were derived from the Americas, Asia/Pacific and Europe (including the Middle East), respectively, compared to 38%, 43% and 19%, respectively, during the first six months of 2002. Strength in the Asia/Pacific market was fueled primarily by increased sales to China as a result of our continued focus on this growth market.

Cost of Sales.    Cost of sales for the first six months of 2003 decreased $29.7 million, or 7.3%, to $377.9 million from $407.6 million in the first six months of 2002. This decrease is attributable to $47.9 million of cost reduction activities and $8.4 million of lower provisions for excess inventories taken during the first six months of 2003 as compared to the first six months of 2002. These factors were partially offset by an increase in unit volumes, mix changes, and an increase in freight expense of $14.5 million in the first six months of 2003 as compared to the first six months of 2002 due to the expiration of the freight sharing agreement with Motorola in 2002.

Gross Profit.    Gross profit for the first six months of 2003 increased $3.8 million, or 2.6%, to $147.8 million from $144.0 million in the first six months of 2002. As a percentage of revenues, gross profit increased to 28.1% during the first six months of 2003 from 26.0% in the first six months of 2002. To summarize the fluctuations described above, the increase in gross profit was attributable to cost reduction activities and lower provisions for excess inventories. These factors were partially offset by decreases in average selling prices and an increase in freight expense with the expiration of the freight sharing agreement with Motorola.

Research and Development.    Research and development costs increased $1.2 million, or 3.6%, to $34.7 million in the first six months of 2003 compared with $33.5 million in the first six months of 2002 as we continue to focus on new product development. As a percentage of revenues, research and development costs increased to 6.6% in the first six months of 2003 as compared to 6.1% in the first six months of 2002. The primary emphasis of our new product development efforts is in the expected high growth market applications of power management and standard analog and high frequency clock and data management solutions, with approximately 80% of our overall research and development investments focused in these areas.

Selling and Marketing.    Selling and marketing expenses in the first six months of 2003 increased by $1.9 million, or 6.4%, to $31.7 million compared with $29.8 million in the first six months of 2002. The increase is attributable to a change in the commission structure for external sales representatives to reflect current market rates, increased hiring of field application engineers and management and executive hiring costs. As a percentage of revenues, selling and marketing expenses for the first six months of 2003 were 6.0% compared with 5.4% in the first six months of 2002.

General and Administrative.    General and administrative expenses decreased by $13.5 million, or 24.2%, to $42.4 million from $55.9 million in the first six months of 2002, as a result of personnel reductions and the relocation of certain functions to lower cost regions, reduced bonus accruals, and the discontinuation of the amortization of actuarial losses in 2003 in connection with the change in accounting for actuarial losses associated with our defined benefit pension plans. As a percentage of revenues, these costs decreased to 8.1% in the first six months of 2003 from 10.1% in the first six months of 2002.

Amortization of Intangible.    Amortization of intangible asset remained consistent, at $5.9 million in the first six months of 2003 compared to $6.0 million in the first six months of 2002, reflecting straight-line amortization of developed technology obtained in the acquisition of Cherry Semiconductor Corporation in April 2000. Due to the previously mentioned impairment charge relating to this asset, there will be no future amortization.

Restructuring, Asset Impairments and Other.    Restructuring, asset impairments and other charges were $34.6 million in the first six months of 2003 as compared to $10.2 million in the first six months of 2002. At July 4, 2003, we have $11.1 million accrued in relation to all of our restructuring programs and expect this amount to be paid over the next year. We expect that the savings from these programs will more than offset the expected payments in 2003.

During the second quarter of 2003, we recorded charges totaling $13.3 million associated with our worldwide restructuring programs. The charges include $0.4 million to cover employee separation costs relating to the termination of approximately 16 employees, $1.4 million of lease and contract termination exit costs, $10.5 million of asset impairments and an additional $1.0 million associated with the termination of a supply contract that was part of the June 2002 restructuring program. Also included in restructuring, asset impairments and other charges on the consolidated statement of operations are charges totaling $21.3 million including $20.8 million relating to the write-off of the developed technology intangible asset associated with the April 2000 purchase of Cherry Semiconductor Corporation and the $0.5 million write-off of a cost basis investment. As of July 4, 2003, all employees have been terminated under this restructuring plan, and the remaining liability related to this restructuring was $0.8 million.

During the second quarter of 2002, we recorded a charge of $16.7 million to cover costs associated with a worldwide restructuring program involving manufacturing, selling, general and administrative functions. The charge included $3.9 million to cover employee separation costs associated with the termination of 79 employees, $8.4 million for fixed asset impairments that were charged directly against the related assets, $2.8 million in costs related to termination of certain purchase and supply agreements, and $1.6 million of additional exit costs associated with the shutdown of our Guadalajara, Mexico facility. Employee separation costs included $1.0 million of non-cash charges associated with the modification of stock options for certain terminated employees. As of July 4, 2003, all employees have been terminated under this restructuring plan, and the remaining liability related to this restructuring was $2.5 million. We released to income $1.2 million of exit costs previously accrued in connection with a 2001 restructuring program. We also recorded a gain of $12.4 million related to a settlement with Motorola on April 8, 2002, which partially offset the charges discussed above for a net charge of $3.1 million.

During the first quarter of 2002, we recorded charges of $7.1 million (net of a $0.1 million recovery) to cover costs associated with our worldwide profitability enhancement programs. The charges primarily relate to the consolidation of manufacturing, selling and administrative functions in the U.S. and Europe. The charges included $7.2 million to cover employee separation costs associated with the termination of approximately 72 employees. Employee separation costs included $0.2 million of non-cash charges associated primarily with the acceleration of vesting of stock options for terminated employees. As of July 4, 2003, substantially all employees have been terminated under this restructuring plan, and the remaining liability related to this restructuring was $1.0 million.

Interest Expense.    Interest expense increased $3.3 million, or 4.5%, to $76.9 million for the first six months of 2003 from $73.6 million in the first six months of 2002. The higher interest expense was due to a slight increase in our weighted-average interest rate on long-term debt (including current maturities) and an increase in our total long-term debt outstanding. Our weighted average interest rate increased to 10.7% per annum for the first six months of 2003 compared to 10.5% per annum for the first six months of 2002, computed by dividing total interest expense by our average month-end debt balances. The increases in our weighted-average interest rate and our total long-term debt are attributable to the net effect of the debt refinancings that occurred in 2002 and 2003.

Income Tax Provision.    We recognized an income tax provision of $4.5 million in the first six months of 2003 compared with $8.1 million in the first six months of 2002. The provision relates to income and withholding taxes of certain of our foreign operations. The decrease in the income tax provision was due to a change in the mix of income from high-tax foreign jurisdictions to lower-tax foreign jurisdictions and the recognition of certain foreign tax credits in the first six months of 2003.

Minority Interests.    Minority interests represent the portion of the net income or loss of our majority-owned Czech and Chinese subsidiaries attributable to the minority owners of each subsidiary. We consolidate these subsidiaries in our financial statements.

Loss on Debt Prepayment.    Loss on debt prepayment of $3.5 million in first six months of 2003 and $6.5 million in the first six months of 2002 represents the write-off of debt issuance costs in connection with the debt refinancings that occurred in those respective periods.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Total Revenues.    Total revenues decreased $129.5 million, or 10.6%, to $1,093.7 million in 2002 from $1,223.2 million in 2001 due to declines in average selling prices of approximately 10% and a reduction of foundry revenues of approximately $7 million. The percentage of billings related to new products (defined as products introduced within the prior 36 months) increased in 2002 as compared to 2001. The revenues by product line for the years ended December 31, 2002 and 2001, respectively, are as follows (dollars in millions):

	Year Ended December 31, 2002	% of Revenue(1)	Year Ended December 31, 2001	% of Revenue(1)	Dollar Change	% Change
Power Management and Standard Analog	$362.7	33.2%	$365.4	29.9%	$(2.7)	(0.7)%
MOS Power Devices	138.7	12.7	146.7	12.0	(8.0)	(5.5)
High Frequency Clock and Data Management	72.0	6.6	118.5	9.7	(46.5)	(39.2)
Standard Components	520.3	47.6	592.6	48.4	(72.3)	(12.2)

Total Revenues	$1,093.7		$1,223.2		$(129.5)

(1)	Certain amounts may not total due to rounding of individual components

On a percentage basis, the revenue decline has been the most pronounced in our high frequency clock and data management product line as unit demand from the networking and telecommunications end markets continued to decline. For our other product lines, we experienced an increase in unit demand in 2002; however, this was more than offset by decreases in average selling prices, resulting in total revenue declines in 2002.

Approximately 37%, 45% and 18% of our revenues during 2002 were derived from the Americas, Asia/ Pacific and Europe (including the Middle East), respectively, compared to 40%, 39% and 21%, respectively, during 2001. The change from prior year reflects the continuing recovery of the Asia/Pacific markets and our growth in the China market.

Cost of Sales.    Cost of sales for the year ended December 31, 2002 decreased $200.0 million, or 20.1%, to $795.9 million from $995.9 million in 2001. This decrease is attributable to $175.2 million of cost reduction activities and $34.9 million of lower provisions for excess inventories taken during 2002 as compared to 2001. As of the end of the third quarter of 2002, we completed actions to achieve an estimated $255 million of annual cost of sales savings as compared to our cost structure as of the first quarter of 2001. These cost savings were partially offset by an increase in freight expense of $11 million in the second half of 2002 as compared to the second half of 2001 due to the expiration of the freight sharing agreement with Motorola during 2002.

Looking forward, we anticipate additional cost savings from our restructuring programs (see “—Summary of Recent Developments” above). Although freight expense in 2003 is expected to increase as compared to 2002, since we benefited from the Motorola freight sharing agreement during the first half of 2002, we do not expect our freight cost structure in 2003 to significantly change from that of the last two quarters of 2002.

Gross Profit.    Gross profit (computed as total revenues less cost of sales) for the year ended December 31, 2002 increased $70.5 million, or 31.0%, to $297.8 million from $227.3 million in 2001. As a percentage of total revenues, gross margin increased to 27.2% during 2002 from 18.6% in 2001. To summarize the fluctuations described above, the increase in gross margin was attributable to cost improvements from restructuring efforts and lower provisions for excess inventories, offset by decreases in average selling prices and an increase in freight expense with the expiration of the freight sharing agreement with Motorola.

Research and Development.    Research and development costs decreased $13.0 million, or 16.1%, to $67.9 million in 2002 compared with $80.9 million in 2001, primarily as a result of aligning our operating costs with our revenues. As a percentage of revenues, research and development costs remained fairly consistent at 6.2% in 2002 as compared to 6.6% in 2001. The primary emphasis of our new product development efforts is in the expected high growth market applications of high frequency clock and data management and power management and standard analog solutions, with approximately 80% of our overall research and development investments focused in these areas. During 2002, we introduced 176 new products.

Selling and Marketing.    Selling and marketing expenses for the year ended December 31, 2002 decreased by $13.6 million, or 18.2%, to $61.2 million compared with $74.8 million in 2001. As a percentage of revenues, selling and marketing expenses for 2002 were 5.6% compared with 6.1% in 2001 with the decline attributable to our worldwide restructuring programs. Restructuring efforts in selling and marketing, including the downsizing of our sales force, closing of sales offices as well as our regional sales headquarters and centralizing and relocating our order entry functions to lower cost regions, were largely enacted during the second quarter of 2001.

General and Administrative.    General and administrative expenses decreased by $28.8 million, or 22.0%, to $102.1 million from $130.9 million in 2001, as a result of personnel reductions of approximately 30% (as compared to 2001) and the relocation of functions to lower cost regions. As a percentage of revenues, these costs decreased to 9.3% in 2002 from 10.7% in 2001.

Amortization of Intangibles.    Amortization of intangibles decreased $10.7 million to $11.9 million in 2002 from $22.6 million 2001, as a result of the adoption of SFAS No. 142 effective January 1, 2002, which eliminated the amortization of goodwill (see Note 3 “Significant Accounting Policies” of the notes to our audited consolidated financial statements included elsewhere in this report.)

Restructuring, Asset Impairments and Other.    Restructuring and other activity decreased $122.7 million to $27.7 million in 2002 from $150.4 million in 2001, as most of our restructuring activities were initiated in 2001. We have $19.5 million accrued in relation to the 2001 and 2002 programs and expect this amount to be paid over 2003. We expect that the savings from these programs will more than offset the expected payments in 2003.

During 2002, we recorded charges of $35.2 million to cover costs associated with our worldwide profitability enhancement programs. The charges primarily relate to the consolidation of manufacturing, selling and administrative functions in the U.S. and Europe. The charges included $21.2 million to cover employee separation costs associated with the termination of approximately 451 employees, asset impairments of $9.4 million, and $4.6 million of other costs primarily related to facility closures and contract terminations. The asset impairments were charged directly against the related assets. Employee separation costs included $1.2 million of non-cash charges associated primarily with the acceleration of vesting of stock options for terminated employees. As of December 31, 2002, the remaining liability relating to this restructuring was $16.6 million. As of December 31, 2002, approximately 100 employees have been terminated under this restructuring plan.

During the second quarter of 2002, we reached a settlement of various contractual issues with Motorola in exchange for a cash payment from Motorola of $10.6 million resulting in a related gain of $12.4 million (see Note 18 “Related Party Transactions” of the notes to our audited consolidated financial statements included elsewhere in this report for further details of the Motorola settlement).

In December 2002, we recorded a $4.9 million charge to cover costs associated with the separation of two of our executive officers. In connection with the separation, we reserved $2.0 million related to the cash portion of the related separation agreements. In addition, we agreed to modify the vesting and exercise period for a portion of the executives’ stock options. This modification resulted in a non-cash stock compensation charge of $2.9 million with an offsetting credit to additional paid-in capital.

See Note 5 “Restructuring, Asset Impairments and Other” of the notes to our audited consolidated financial statements included elsewhere in this report for a further discussion of these charges.

Interest Expense.    Interest expense increased $9.9 million, or 7.1%, to $149.5 million for 2002 from $139.6 million in 2001. The higher interest expense was due to the increased supplemental interest charges of $4.9 million in 2002 as compared to 2001 resulting from the August 2001 amendments to our senior bank facilities. The higher interest expense in 2002 also reflects a full year of interest on the draw on our revolving credit facility that occurred in June 2001. Our weighted-average interest rate on long-term debt (including current maturities) was 10.5% per annum and 10.3% per annum in 2002 and 2001, respectively, computed by dividing total interest expense by our average month-end debt balances.

Gain on Sale of Investment in Joint Venture.    We had a 50% interest in Semiconductors Miniatures Products Malaysia Sdn. Bhd. (“SMP”). As a part of the joint venture agreement, our joint venture partner, Philips Semiconductors International B.V. (“Philips”), had the right to purchase our interest in SMP between January 2001 and July 2002. In February 2001, Philips exercised its purchase right, acquiring our 50% interest in SMP effective December 31, 2000. This transaction resulted in proceeds of approximately $20.4 million and a pre-tax gain of approximately $3.1 million.

Loss on Debt Prepayment.    Loss of $6.5 million in 2002 represents the write-off of debt issuance costs in connection with the debt refinancing that occurred in 2002.

Income Tax Provision.    We recognized an income tax provision of $9.5 million in 2002 compared with $345.8 in 2001. The 2002 provision related to income and withholding taxes of certain of our foreign operations. The 2001 amount was greatly influenced by our decision to limit the recognition of deferred tax benefits relating to our operating losses to the amount that could be recovered via carry-back. This decision resulted in an increase of $366.8 million in our valuation allowance established for our U.S. tax benefits. This was partially offset by deferred tax benefits recognized for certain operating losses incurred outside the U.S.

Minority Interests.    Minority interests represent the portion of the net income or loss of our majority-owned Czech and Chinese subsidiaries attributable to the minority owners of each subsidiary. We consolidate these subsidiaries in our financial statements. The overall net income of these subsidiaries improved in 2002 as compared to 2001 as a result of improved capacity utilization; therefore the elimination of the minority interests increased to $2.8 million in 2002 as compared to $0.4 million in 2001.

Year Ended December 31, 2001 Compared to Pro Forma Year Ended December 31, 2000

Total Revenues.    Total revenues decreased $744.9 million, or 37.8%, to $1,223.2 million in 2001 from $1,968.1 million in 2000. The decrease occurred in all of our major product lines. Approximately 10% of this decrease was due to reductions in selling prices with the remaining 28% decline due to reduced volume and changes in our product mix. Foundry revenues, included in our standard components product line, decreased by $53.5 million to $8.2 million in 2001 from $61.7 million in 2000. Foundry revenues result from agreements made with Motorola during our separation and we expect that these revenues will continue to decline in the future.

The revenues by product line for the year ended December 31, 2001 compared to the pro forma revenues by product line for the year ended December 31, 2000 are as follows (dollars in millions):

	Year Ended December 31, 2001	% of Revenue(1)	Year Ended December 31, 2000	% of Revenue(1)	Dollar Change	% Change
Power Management and Standard Analog	$365.4	29.9%	$496.7	25.2%	(131.3)	(26.4)%
MOS Power	146.7	12.0	212.1	10.8	(65.4)	(30.8)
High Frequency Clock and Data Management	118.5	9.7	295.9	15.0	(177.4)	(60.0)
Standard Components	592.6	48.4	963.4	49.0	(370.8)	(38.5)

Total Revenues	$1,223.2		$1,968.1		$(744.9)

(1)	Certain amounts may not total due to rounding of individual components

As previously discussed, beginning in the last quarter of 2000 and continuing into 2001, we experienced slowing demand and pricing pressures for our products as customers delayed or cancelled bookings in order to manage their inventories in line with incoming business.

Approximately 40%, 39% and 21% of our total revenues in 2001 were derived from the Americas, Asia/ Pacific and Europe (including the Middle East), respectively, compared to 46%, 34% and 20%, respectively, in 2000. The increase in the Asia/Pacific region reflects our customers’ shift in production into that region.

Cost of Sales.    Cost of sales decreased $296.8 million, or 23.0%, to $995.9 million in 2001 from $1,292.7 million in 2000, as a result of decreased sales volume. Cost of sales as a percentage of revenues increased to 81.4% in 2001 from 65.7% in 2000 due to lower factory utilization coupled with increased provisions for excess and obsolete inventory, partially offset by cost savings resulting from our restructuring programs. The restructuring programs include the implementation of ongoing cost-saving initiatives to rationalize our product portfolio, close plants and relocate or outsource related operations to take advantage of lower-cost labor markets and make our manufacturing processes more efficient.

Gross Profit.    Gross profit (computed as total revenues less cost of sales) decreased $448.1 million, or 66.3%, to $227.3 million in 2001 from $675.4 million in 2000. As a percentage of total revenues, gross margin declined to 18.6% in 2001 from 34.3% in 2000. The decline in gross margin was primarily due to lower factory utilization resulting from lower customer demand, lower selling prices, and a change in mix towards lower margin devices, partially offset by cost restructuring initiatives.

Research and Development.    Research and development costs increased $11.7 million, or 16.9%, to $80.9 million in 2001 from $69.2 million in 2000. As a percentage of total revenues, research and development costs increased to 6.6% in 2001 from 3.5% in 2000 because of decreased revenues accompanied by increased spending on new product development. The primary emphasis of our new product development is on power management and standard analog and high frequency clock and data management solutions, which are the highest margin and fastest potential growth product lines in our portfolio. We have targeted 80% of our overall research and development investment on these products. We are committed to increase our spending on new product development in order to stay competitive in our markets. During 2001, we introduced 344 new products.

Selling and Marketing.    Selling and marketing expenses decreased by $25.3 million, or 25.3%, to $74.8 million in 2001 from $100.1 million in 2000 as a result of our restructuring program. As a percentage of total revenues, however, these costs increased to 6.1% in 2001 from 5.1% in 2000 as a result of decreased total revenues that were only partially offset by cost savings resulting from our restructuring actions. These actions included the downsizing of our sales force, closing of sales offices as well as our regional sales headquarters and centralizing and relocating our order entry function to lower cost locations.

General and Administrative.    General and administrative expenses decreased by $102.5 million, or 43.9% to $130.9 million in 2001 from $233.4 million in 2000, as a result of cost reduction actions from our restructuring program. The major reductions were associated with personnel reductions, simplification of our overall corporate structure and regional infrastructure, elimination of some of our employee bonuses and lower use of consultants. As a percentage of total revenues, these costs decreased to 10.7% in 2001 from 11.9% in 2000.

Write-off of Acquired In-process Research and Development.    In 2000, we incurred a $26.9 million charge for the write-off of acquired in-process research and development resulting from the Cherry acquisition. No such charges were incurred in 2001.

Amortization of Goodwill and Other Intangibles.    Amortization of goodwill and other intangibles was $22.6 million in 2001 compared to $16.8 million in 2000. The amortization relates to the intangible assets that were acquired with Cherry in the second quarter of 2000, including amounts related to developed technology, assembled workforce and goodwill. In 2001, we had a full year of related amortization expenses as compared to only nine months of amortization in 2000.

Restructuring, Asset Impairments and Other.    During 2001, we recorded charges of $146.6 million to cover costs associated with our worldwide profitability enhancement programs. The charges relate to the consolidation of selling and administrative functions in the U.S. and Europe, phasing out manufacturing operations at our Guadalajara, Mexico facility, transferring certain manufacturing activities performed at our Aizu, Japan and Seremban, Malaysia facilities to other facilities we own or to third party contractors and consolidation of other operations. The charges included $80.4 million to cover employee separation costs associated with the termination of approximately 4,350 employees, asset impairments of $56.2 million and $10.0 million of other costs primarily related to facility closures and contract terminations. The asset impairments were charged directly against the related assets. Employee separation costs included $1.3 million of non-cash charges associated primarily with the acceleration of vesting of stock options for terminated employees and $7.4 million for additional pension charges related to terminated employees. As of December 31, 2001, the remaining liability relating to this restructuring was $19.8 million. As of December 31, 2001, approximately 3,500 employees have been terminated under this restructuring plan.

In March 2001, we recorded a $3.8 million charge to cover costs associated with the separation of one of our executive officers. In connection with the separation, we paid the former executive officer $1.9 million. In addition, we agreed to accelerate the vesting of his remaining stock options and to allow such options to remain exercisable for the remainder of their ten-year term. We recorded a non-cash charge of $1.9 million related to the modification of these options.

During 2000, we recorded a $5.6 million charge to cover costs associated with a restructuring program at our manufacturing facility in Guadalajara, Mexico. The charge included $3.2 million to cover employee separation costs associated with the termination of approximately 500 employees and $2.4 million for asset impairments that were charged directly against the related assets. In September 2000, we completed our evaluation of costs to be incurred and released $0.8 million of the reserve for employee separation costs to income. As of December 31, 2001, there was no remaining liability relating to the 2000 restructuring program.

See Note 5 “Restructuring, Asset Impairments and Other” of the notes to our audited consolidated financial statements included elsewhere in this report for a further discussion of our restructuring activity.

Operating Income (Loss).    Operating income (loss) decreased $456.5 million, or 203.6%, to a $232.3 million loss in 2001 from operating income of $224.2 million in 2000. This decrease was due to decreased gross profits resulting from reduced product revenues, lower factory utilization and inventory charges, increased research and development costs, increased amortization of goodwill and other intangibles and restructuring and other charges offset by reduced selling, marketing and general and administrative costs resulting from our restructuring actions and the lack of the acquired in-process research and development write-off which occurred in 2000. As a result of these efforts, we incurred restructuring, asset impairments and other charges of $150.4 million in 2001.

Interest Expense.    Interest expense increased $4.3 million, or 3.2%, to $139.6 million in 2001 from $135.3 million in 2000. The increase was due to interest related to the $125.0 million drawn on our revolving line of credit in May 2001 as well as increased interest rates related to the amendments to our senior bank facilities. (See “Liquidity and Capital Resources” below and Note 9 “Long-term Debt” of Notes to our audited consolidated financial statements included elsewhere in this report). The increase in interest expense was partially offset by the redemption of a portion of the senior subordinated notes and prepayment of a portion of the loans outstanding under the senior bank facilities with the proceeds from our IPO during 2000.

Equity in Earnings (Losses) of Joint Ventures.    Equity in earnings (losses) from joint ventures decreased to zero in 2001 from $1.1 million in 2000, due primarily to the sale of our interest in our SMP joint venture effective December 31, 2000.

Gain on Sale of Investment in Joint Venture.    We had a 50% interest in SMP. As a part of the joint venture agreement, our joint venture partner, Philips, had the right to purchase our interest in SMP between January 2001 and July 2002. In February 2001, Philips exercised its purchase right, acquiring our 50% interest in SMP effective December 31, 2000. This transaction resulted in proceeds of approximately $20.4 million and a pre-tax gain of approximately $3.1 million.

Minority Interests.    Minority interests represent the portion of the net income (loss) of our majority-owned Czech and Chinese subsidiaries attributable to the minority owners of each subsidiary. We consolidate these subsidiaries in our financial statements. The overall net income of these subsidiaries declined in 2001 as compared to 2000 as a result of lower capacity utilization; therefore the elimination of the minority interests decreased to $0.4 million in 2001 as compared to $4.4 million in 2000.

Income Tax Provision.    The provision for income taxes increased in 2001 to $345.8 million from $25.6 million in 2000. During the fourth quarter of 2001, we recorded a $366.8 million income tax charge to establish a valuation allowance for the portion of our deferred tax assets for which it is more likely than not that the related benefits will not be realized. When coupled with the tax benefits relating to the 2001 operating loss that were not recognized during the year, our valuation allowance totaled $450.6 million at December 31, 2001. We established the valuation allowance based upon management’s analysis of the information available which included, among other things, the operating loss experienced during the year as well as uncertainties surrounding the timing of the recovery in economic conditions both generally as well as with the semiconductor industry. Our 2001 effective tax rate, after valuation allowance, is 93.8% as compared to 34.1% in 2000. (See Note 10 “Income Taxes” of our audited notes to consolidated financial statements elsewhere in this report.)

Liquidity and Capital Resources

This section discusses:

1)	Sources and uses of cash, and significant factors that influence both;

2)	Key events affecting our capital structure;

3)	Our analysis of our cash flows for 2000, 2001 and 2002 and the first six months of 2003;

4)	EBITDA; and

5)	Our commitments and contractual obligations.

All of these factors are important to an understanding of our ability to meet our current obligations, to fund working capital, to finance expansion either by internal means or through the acquisition of other businesses, or to pay down existing debt.

To summarize our current status, our operating activities provided cash of $16.7 million in the first six months of 2003 and $12.5 million in the first six months of 2002. At July 4, 2003, we had $181.2 million in cash and cash equivalents, net working capital of $196.5 million, term or revolving debt of $1,441.6 million and a stockholders’ deficit of $750.7 million. Our long-term debt includes $520.7 million under our senior bank facilities; $191.2 million (net of discount) of our 12% first lien senior secured notes due 2010; $292.0 million (net of discount) of our 13% second lien senior secured notes due 2008; $260.0 million of our 12% senior subordinated notes due 2009; $133.4 million under a 10% junior subordinated note payable to Motorola due 2011; $23.4 million under a note payable to a Japanese bank due 2010; $20.0 million under a loan facility with a Chinese bank; and $0.9 million capital lease obligation. We were in compliance with all of the covenants contained in our various debt agreements as of July 4, 2003 and expect to remain in compliance over the next twelve months.

Sources and Uses of Cash

We require cash to fund our operating expenses, including working capital requirements and outlays for research and development, to make capital expenditures, strategic acquisitions and investments, and to pay debt service, including principal and interest and lease payments. Our principal sources of liquidity are cash on hand, cash generated from operations, and funds from external borrowings and equity issuances. In the near term, we expect to fund our primary cash requirements through cash generated from operations, cash and cash equivalents on hand, and targeted asset sales. Additionally, as part of our business strategy, we review acquisition and divestiture opportunities and proposals on a regular basis.

We believe that the key factors that could affect our internal and external sources of cash include:

•	factors that affect our results of operations and cash flows, including reduced demand for our products resulting from the recent economic slowdown and actions taken by our customers to manage their inventories in line with incoming business, competitive pricing pressures, under-utilization of our manufacturing capacity, our ability to achieve further reductions in operating expenses, the impact of our restructuring program on our productivity, and our ability to make the research and development expenditures required to remain competitive in our business; and

•	factors that affect our access to bank financing and the debt and equity capital markets that could impair our ability to obtain needed financing on acceptable terms or to respond to business opportunities and developments as they arise including interest rate fluctuations, our ability to maintain compliance with financial covenants under our existing credit facilities, and other limitations imposed by our credit facilities or arising from our substantial leverage.

Our ability to service our long-term debt, to remain in compliance with the various covenants and restrictions contained in our credit agreements and to fund working capital, capital expenditures and business development efforts will depend on our ability to generate cash from operating activities which is subject to, among other things, our future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond our control. After giving effect to an offering of our common stock, the use of proceeds, the termination of the commitments under our existing $62.5 million revolving facility, the establishment of a new $25 million revolving facility and the roll over of outstanding letters of credit from our existing revolving facility to our new revolving facility, we expect to have $7.1 million of borrowing capacity available under our new revolving credit facility. As of January 9, 2003, we amended our primary foreign exchange hedging agreement to provide for termination if at anytime the amount available under our revolving credit facility is less than $2.5 million.

If we fail to generate sufficient cash from operations, we may need to raise additional equity or borrow additional funds to achieve our longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to us. Although there can be no assurance, we believe that cash flow from operating activities coupled with existing cash balances will be adequate to fund our operating and capital needs as well as enable us to maintain compliance with our various debt agreements for the next twelve months. To the extent that results or events differ from our financial projections or business plans, our liquidity may be adversely impacted.

Key Events Affecting our Capital Structure

Issuance of Series A Cumulative Convertible Redeemable Preferred Stock.    At June 29, 2001, we were not in compliance with minimum interest expense coverage ratio and maximum leverage ratio covenants under our senior bank facilities. On August 13, 2001, we received a waiver in respect of this noncompliance at June 29, 2001 and in respect of any future noncompliance with these covenants through December 31, 2002. In connection with this waiver, we amended our senior bank facilities. The key terms of this amendment are described in Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements included elsewhere in this report. As a condition to the waiver and amendment, we were required to obtain $100.0 million through an equity investment from an affiliate of Texas Pacific Group. We satisfied this requirement on September 7, 2001, when we issued 10,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock to an affiliate of Texas Pacific Group in exchange for $100 million ($99.2 million, net of issuance costs). The material terms of the preferred stock are summarized in Note 11 “Redeemable Preferred Stock” of the notes to our audited consolidated financial statements included elsewhere in this report.

Debt Refinancing in 2002.    On May 6, 2002 we issued $300.0 million principal amount of second lien senior secured notes due 2008. The second lien senior secured notes were issued at a price of 96.902% of par and will mature on May 15, 2008. The second lien senior secured notes initially accrued interest at a rate of 12% per annum. Commencing February 6, 2003, the second lien senior secured notes began accruing interest at a rate of 13% per annum. This increased rate will remain in effect until maturity. Interest on the second lien senior secured notes is payable semi-annually in cash. The obligations under the second lien senior secured notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC, which is a co-issuer). The second lien senior secured notes and the guarantees thereof are secured on a second-priority basis by the assets that secure our senior bank facilities and they rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed such second lien senior secured notes. In connection with the offering of second lien senior secured notes, we amended our senior bank facilities to, among other things, permit the issuance of the second lien senior secured notes, make certain of the financial ratio maintenance requirements thereunder less restrictive and impose minimum EBITDA and cash requirements. (See Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements included elsewhere in this report.) We used $278.6 million of net cash proceeds from the sale of the second lien senior secured notes to prepay a portion of our senior bank facilities.

Because the remaining principal amount of loans outstanding under our senior bank facilities was reduced below $750.0 million as a result of this refinancing, the supplemental interest charges thereon (described in Note 9 “Long-Term Debt” of the notes to our audited consolidated financial statements elsewhere in this report) were reduced from 3.0% to 1.0%. In connection with this refinancing, we wrote off $6.5 million of debt issuance costs.

Debt Refinancing in 2003.    On March 3, 2003, we issued $200.0 million aggregate principal amount of first lien senior secured notes due 2010. The first lien senior secured notes were issued at a price of 95.467% of par value, bear interest at a rate of 12% per annum, payable semi-annually in cash, and will mature on March 15, 2010. The obligations under the first lien senior secured notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than Semiconductor Components Industries, LLC, which is a co-issuer). The first lien senior secured notes and the guarantees thereof are secured on a first-priority basis by the assets that secure our senior bank facilities and they rank equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and effectively junior to all of the liabilities of our subsidiaries that have not guaranteed such notes. In connection with the offering of the first lien senior secured notes, we further amended our senior bank facilities to, among other things:

•	permit the issuance of the first lien senior secured notes,

•	remove the requirement that we maintain certain minimum interest expense coverage ratios and do not exceed certain maximum leverage ratios,

•	reduce to $140.0 million our minimum EBITDA requirement for any four consecutive fiscal quarters,

•	reduce our permitted capital expenditures to $100.0 million per year (subject to certain increases for improved financial performance and carryovers from prior periods),

•	permit the redemption of up to 35% of the senior secured first lien notes out of the net proceeds of equity offerings and

•	convert $62.5 million of the outstanding loans under our revolving credit facility into a new tranche of term loans, as described above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Structure—Cash Position and Cash Expenditures.”

We used $180.9 million of net cash proceeds from the sale of the notes to prepay a portion of our senior bank facilities, including $25.0 million of which proceeds were used to repay borrowings under our revolving credit facility and permanently reduce the commitments thereunder by such amount. In connection with this refinancing, we wrote-off $3.5 million of debt issuance costs.

Amendment to Senior Bank Facilities, Additional Term Loan and New Revolving Facility.    We have agreed with our lenders to amend our senior bank facilities, effective upon the satisfaction of the conditions specified below. The amendment will, among other things:

•	permit us to obtain an additional term loan under our senior bank facilities in an amount up to $50 million, the entire amount of which we intend to borrow simultaneously with the completion of an offering of our common stock and which is expected to have terms similar to those of our existing tranche D term loan facility,

•	permit us to apply the net proceeds from equity offerings by us or any of our subsidiaries and borrowings under the additional term loan facility to prepay scheduled principal installments of all term loan borrowings outstanding under our senior bank facilities in chronological order,

•	reduce from 75% to 50% the percentage of net proceeds from future equity offerings by us or any of our subsidiaries that is required to be applied to prepay term loan borrowings outstanding under our senior bank facilities and

•	permit us to obtain a new $25 million revolving facility that would mature on August 4, 2006, provide for the issuance of letters of credit in currencies other than U.S. dollars that are to be specified and in all other respects, have terms substantially similar to those of our existing revolving facility.

The effectiveness of the amendment is subject to, among other things, satisfaction before December 7, 2003 of the following conditions:

•	our having obtained gross cash proceeds of not less than $150 million from a combination of (1) a public offering of our common stock and (2) borrowings under the additional term loan described above,

•	our having applied 100% of the net proceeds from such offering of common stock and the proceeds from such borrowings (1) to repay all outstanding loans (and terminate the commitments) under our existing $62.5 million revolving facility, (2) to prepay in full our tranche A and tranche R term loan facilities and (3) to the extent of any excess net proceeds, to prepay scheduled principal installments of all remaining term loan facilities outstanding under our senior bank facilities in chronological order and

•	our having established the new $25 million revolving facility described above.

We have obtained a commitment from JPMorgan Chase Bank, the administrative agent for our senior bank facilities, to provide an additional term loan of up to $50 million. We have also obtained commitments from JPMorgan Chase Bank and Morgan Stanley Senior Funding, Inc. to provide a new $25 million revolving facility. Simultaneously with the effectiveness of the amendment and termination of the commitments under our existing revolving facility, we intend to roll over letters of credit outstanding under our current revolving facility, which totaled $17.9 million as of September 9, 2003, into the new revolving facility.

Analysis of Cash Flows

Cash flow information for the years ended December 31, 2000, 2001 and 2002 and for the six months ended July 4, 2003 and June 28, 2002 is as follows (in millions):

	Year ended December 31,			Six months ended
	2000	2001	2002	June 28, 2002	July 4, 2003
Cash flow from operating activities:
Net income (loss)	$71.1	$(831.4)	$(141.9)	$(81.8)	$(108.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	167.5	177.1	148.0	74.1	72.6
Write-off of acquired in-process research and development	26.9	—	—	—	—
Loss on debt prepayment	29.2	—	6.5	6.5	3.5
Amortization of debt issuance costs and debt discount	5.9	6.0	8.1	3.6	4.6
Provision for excess inventories	44.1	50.9	16.0	14.7	6.3
Cumulative effect of accounting change	—	155.2	—	—	21.5
Non-cash impairment write-down of property, plant and equipment	—	56.2	12.4	8.4	10.5
Gain on sale of investment in joint venture	—	(3.1)	—	—	—
Non-cash interest on junior subordinated note payable to Motorola	9.6	10.7	11.7	5.6	6.5
Non-cash write down of intangible asset	—	—	—	—	20.8
Deferred income taxes	(11.6)	317.1	7.1	4.6	(2.5)
Stock compensation expense	0.7	5.0	4.5	1.3	0.1
Other	3.5	1.2	3.0	3.0	3.2
Changes in assets and liabilities:
Receivables	3.5	134.5	22.4	(2.3)	(12.7)
Inventories	(76.5)	23.0	6.4	7.2	(18.4)
Other assets	(27.2)	(6.0)	(9.1)	—	4.1
Accounts payable	43.2	(63.2)	(35.9)	(15.4)	38.9
Accrued expenses	43.1	(62.3)	(6.3)	(10.9)	(16.0)
Income taxes payable	(4.9)	(14.6)	3.1	(2.7)	5.8
Accrued interest	(12.2)	5.7	19.8	16.5	(15.7)
Deferred income on sales to distributors	—	(82.8)	(28.6)	(24.1)	(6.5)
Other long-term liabilities	(3.7)	4.4	(0.8)	4.2	(1.9)

Net cash provided by (used in) operating activities	312.2	(116.4)	46.4	12.5	16.7

Cash flows through investing activities:
Purchases of property, plant and equipment	(254.1)	(149.0)	(40.5)	(27.8)	(24.6)
Investment in business, net of cash acquired	(253.2)	—	—	—	—
Acquisition of minority interests in consolidated subsidiaries	(1.5)	(0.1)	—	—	(1.8)
Investments in and advances to joint ventures	(2.5)	(0.5)	—	—	—
Proceeds from sale of investment in joint venture	—	20.4	—	—	—
Proceeds from sales of property, plant and equipment	18.1	13.8	4.5	2.5	—

Net cash used in investing activities	(493.2)	(115.4)	(36.0)	(25.3)	(26.4)

Cash flows from financing activities:
Proceeds from initial public offering, net of offering expenses	514.8	—	—	—	—
Proceeds from debt issuance, net of discount	—	—	290.7	290.7	190.9
Proceeds from senior credit facilities and other borrowings	236.6	134.5	—	—	—
Proceeds from issuance of convertible, redeemable preferred stock, net of issuance costs	—	99.2	—	—	—
Proceeds from issuance of common stock under the employee stock purchase plan	6.9	4.2	1.4	1.2	0.4
Proceeds from stock option exercises	0.9	0.9	1.2	0.7	0.3
Payment of capital lease obligation	—	(1.9)	(1.1)	(1.1)	—
Payment of debt issuance costs	(3.2)	(5.1)	(12.1)	(11.4)	(10.6)
Repayment of senior credit facilities, including prepayment penalty in 2000	(131.5)	(5.6)	(287.1)	(283.3)	(180.9)
Repayment of senior subordinated notes, including prepayment penalty	(156.8)	—	—	—	—
Redemption of redeemable preferred stock, including accrued dividends	(228.4)	—	—	—	—

Net cash provided by (used in) financing activities	239.3	226.2	(7.0)	(3.2)	0.1

Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.8	1.0	0.9	0.4

Net increase (decrease) in cash and cash equivalents	58.2	(4.8)	4.4	(15.1)	(9.2)
Cash and cash equivalents, beginning of period	132.6	190.8	186.0	186.0	190.4

Cash and cash equivalents, end of period	$190.8	$186.0	$190.4	$170.9	$181.2

Cash Flow Activity for the First Six Months of 2003 and 2002.     For the first six months of 2003 and 2002, we used $9.2 million and $15.1 million in cash, respectively. The first six months of 2003, as compared to the first six months of 2002, shows an improvement in net cash provided by operating activities of $4.2 million, an increase in the net cash used in investing activities of $1.1 million, and a decrease of $3.3 million in net cash used in financing activities.

We generated $16.7 million in net cash provided by operating activities during the first six months of 2003 compared to $12.5 million in net cash provided by operating activities in the first six months of 2002. This $4.2 million improvement is the result of reduced costs resulting from our restructuring program and working capital improvements, offset by increased interest payments (including supplemental interest payments) of $34.4 million in the first six months of 2003 and the receipt of $10.6 million in the first six months of 2002 related to a settlement with Motorola.

We used $26.4 million in net cash from investing activities in the first six months of 2003 as compared to $25.3 million in the first six months of 2002, both of which were due primarily to capital expenditures. Our need for incremental property, plant or equipment has been significantly reduced given the current level of business. Furthermore, our senior bank facilities restrict the amount of capital equipment we can purchase within certain periods. As a result, we have been selective in purchasing new equipment.

Financing activities during the first six months of 2003 have resulted in net cash provided of $0.1 million compared to cash used of $3.2 million in the first six months of 2002. Debt refinancings occurring in the first six months of 2003 and 2002 accounted for the majority of the cash flows during those periods, with the remainder due to proceeds from stock option exercises and the issuance of common stock under our employee stock purchase plan.

Cash Flow Activity for the Years Ended 2002, 2001 and 2000.     For the years ended December 31, 2002, 2001 and 2000, we have provided $4.4 million, utilized $4.8 million and provided $58.2 million in cash, respectively. The makeup of the cash flow from operations, investing and financing activities has been quite different in these periods. The year ended December 31, 2002, as compared to the year ended December 31, 2001, shows an improvement in cash flows from operations of $162.8 million, a reduction in the net cash used in investing activities of $79.4 million, and a decrease of $233.2 million in cash flows from financing activities. The year ended December 31, 2001, as compared to the year ended December 31, 2000, shows a reduction in cash flows from operations of $428.6 million, a reduction in the net cash used in investing activities of $377.8 million, and a decrease of $13.1 million in cash flows from financing activities.

We generated $46.4 million in cash flow from operations during 2002, used $116.4 million of cash flow in operations in 2001 and generated $312.2 in cash flow from operations during 2000. The $162.8 million improvement in 2002 as compared to 2001 is primarily the result of reduced costs resulting from our restructuring program and reduced restructuring payments. The $428.6 million decline in 2001 as compared to 2000 is primarily the result of the downturn in the semiconductor industry in 2001.

In 2002, 2001 and 2000, we used $36.0 million, $115.4 million and $493.2 million, respectively, in net cash from investing activities. The decline was the result of lower capital equipment spending and the acquisition of Cherry Semiconductor Corporation in 2000. Our need for incremental property, plant or equipment has been significantly reduced given the current level of business. Furthermore, our senior bank facilities restrict the amount of capital equipment we can purchase within certain periods. As a result, we have been selective in purchasing new equipment.

In 2002, 2001 and 2000, financing activities have resulted in net cash used of $7.0 million, net cash provided of $226.2 million and net cash provided of $239.3 million, respectively. During 2002, we refinanced a portion of our long term debt by issuing $300.0 million of senior secured notes and using the net cash proceeds of $278.6 million (net of discount and issuance costs) and additional funds to prepay debt principal of $283.3 million of our senior bank facilities. During 2001 we drew on our $125.0 million revolving credit facility and received net proceeds of $99.2 million from the issuance of redeemable preferred stock to help fund the cash used in operations and equipment purchases. During 2000, we raised $514.8 million in net proceeds from our initial public offering of common stock and we raised $236.6 million from our senior credit facilities and other borrowings. We used a portion of such proceeds to prepay loans under our senior bank facilities, to redeem a portion of our senior subordinated notes and to redeem shares of our preferred stock.

EBITDA

While earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not intended to represent cash flow from operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. The following table sets forth our EBITDA for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 28, 2002 and July 4, 2003, with a reconciliation to cash flows provided by operating activities, the most directly comparable liquidity measure under generally accepted accounting principles:

	Year Ended December 31,			Six Months Ended
	2000	2001	2002	June 28, 2002	July 4, 2003
Net income (loss)	$71.1	$(831.4)	$(141.9)	$(81.8)	$(108.0)
Plus:
Depreciation and amortization	167.5	177.1	148.0	74.1	72.6
Interest expense, net of interest income	135.3	139.6	149.5	73.6	76.9
Income tax provision	39.0	345.8	9.5	8.1	4.5

EBITDA	$412.9	$(168.9)	$165.1	$74.0	$46.0

Reconciliation of EBITDA to net cash provided by (used in) operating activities:
EBITDA	$412.9	$(168.9)	$165.1	$74.0	$46.0
Increase (decrease):
Interest expense, net of interest income	(135.3)	(139.6)	(149.5)	(73.6)	(76.9)
Income tax provision (benefit)	(39.0)	(345.8)	(9.5)	(8.1)	(4.5)
Write-off of acquired in-process research and development	26.9	—	—	—	—
Loss on debt prepayment	29.2	—	6.5	6.5	3.5
Cumulative effect of accounting change	—	155.2	—	—	21.5
Amortization of debt issuance costs and debt discount	5.9	6.0	8.1	3.6	4.6
Provision for excess inventories	44.1	50.9	16.0	14.7	6.3
Non-cash impairment write-down of property, plant and equipment	—	56.2	12.4	8.4	10.5
Non-cash interest on junior subordinated note payable to Motorola	9.6	10.7	11.7	5.6	6.5
Non-cash impairment write down of other long-lived assets	—	—	—	—	21.3
Gain on sale of investment in joint venture	—	(3.1)	—	—	—
Deferred income taxes	(11.6)	317.1	7.1	4.6	(2.5)
Stock compensation expense	0.7	5.0	4.5	1.3	0.1
Other	3.5	1.2	3.0	3.0	2.7
Changes in operating assets and liabilities	(34.7)	(61.3)	(29.0)	(27.5)	(22.4)

Net cash provided by operating activities	$312.2	$(116.4)	$46.4	$12.5	$16.7

Commercial Commitments and Contractual Obligations

Our principal outstanding contractual obligations relate to our senior bank facilities, other long-term debt, operating leases, purchase obligations, pension obligations and our redeemable preferred stock. The following tables summarize our commercial commitments and contractual obligations at July 4, 2003 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

Amount of Commitment by Expiration Period

Commercial commitments	Total Amounts Committed	Remainder of 2003	2004	2005	2006	2007	2008 and Beyond
Standby letter of credit	$18.7	$9.6	$6.5	$—	$0.6	$—	$2.0

Total commercial commitments	$18.7	$9.6	$6.5	$—	$0.6	$—	$2.0

Payments Due by Period

Contractual obligations	Total Amounts Committed	Remainder of 2003	2004	2005	2006	2007	2008 and Beyond
Long-term debt:
actual	$1,441.6	$12.3	$16.0	$155.8	$194.5	$176.8	$886.2
pro forma(1)	1,266.3	12.1	13.1	3.2	141.8	209.9	886.2
Operating leases	18.9	5.0	7.2	4.1	2.3	0.3	—
Purchase obligations	84.5	50.0	20.7	11.2	2.6	—	—
Other long-term obligations—pension plan	36.5	4.0	11.8	20.7	—	—	—
Redeemable preferred stock (including future dividends)	188.5	—	—	—	—	—	188.5
Total contractual cash obligations:
actual	$1,770.0	$71.3	$55.7	$191.8	$199.4	$177.1	$1,074.7
pro forma(1)	1,594.7	71.1	52.8	39.2	146.7	210.2	1,074.7

(1)	The pro forma figures in the table above show the actual payments due, as of July 4, 2003, for the periods specified, in each case after giving effect to an offering of our common stock, borrowings of $50 million under an additional term loan for which we have received commitments and the application of the proceeds therefrom as if they had occurred as of such date.

Our long-term debt includes $520.7 million under senior bank facilities, $191.2 million of senior secured notes (net of unamortized discount) due 2010, $292.0 million of senior secured notes (net of unamortized discount) due 2008, $260.0 million of senior subordinated notes due 2009, $133.4 million under the junior subordinated note payable to Motorola, $23.4 million under a note payable to a Japanese bank, $20.0 million under a loan facility with a Chinese bank, and $0.9 million capital lease obligation. In regards to our loan facility with a Chinese bank, we are in refinancing discussions with the bank at this time. Under the current agreement we have the ability to extend the maturity of this loan for three years under the same terms and conditions.

In the normal course of our business, we enter into various operating leases for equipment including our mainframe computer system, desktop computers, communications, foundry equipment and service agreements relating to this equipment.

In addition, we have the following purchase obligations at July 4, 2003:

	Total Amounts Committed	Remainder of 2003	2004	2005	2006	2007	2008 and Beyond
Capital purchase obligations	$1.1	$1.1	$—	$—	$—	$—	$—
Foundry and inventory purchase obligations	35.8	32.8	3.0	—	—	—	—
Mainframe support	22.1	5.0	8.0	7.4	1.7	—	—
Various information technology and communication services	22.8	9.1	9.0	3.8	0.9	—	—
Other	2.7	2.0	0.7	—	—	—	—

	$84.5	$50.0	$20.7	$11.2	$2.6	$—	$—

Our other long-term commitments consist of the minimum funding requirements relating to our U.S. and foreign pension plans. In regards to the U.S. pension plan, we reevaluated our current actuarial assumptions in light of the actual returns experienced, current annuity rates and the expected termination of the U.S. pension plan as of December 31, 2004 with the subsequent payment of benefits in 2005. We expect pension expense to be approximately $6 million over the remaining life of the plan with a related cash funding requirement of $32 million. Upon the termination of the U.S. pension plan, we are under an obligation to ensure that the plan has assets sufficient to pay accrued benefits. (See Note 14 “Employee Benefit Plans” of the notes to our audited financial statements included elsewhere in this report.)

Our Series A Cumulative Convertible Redeemable Preferred Stock is redeemable at the holder’s option anytime after September 7, 2009. The preferred stock has a cumulative dividend payable quarterly in cash, at the rate of 8.0% per annum (or, if greater during the relevant quarterly period, in an amount equal to the value of the dividends that would be paid on the common stock then issuable upon conversion of the preferred stock), compounded to the extent not paid, and subject to restrictions under the Company’s senior bank facilities, senior subordinated notes and other documents relating to the Company’s indebtedness. The amount shown in the table above assumes no redemption of the preferred stock or payments of accrued dividends until September 7, 2009.

Off-Balance Sheet Arrangements

We are a party to a variety of agreements entered into in the ordinary course of business pursuant to which we may be obligated to indemnify the other parties for certain liabilities that arise out of or relate to the subject matter of the agreements. Some of the agreements entered into by us require us to indemnify the other party against losses due to intellectual property infringement, property damage including environmental contamination, personal injury, failure to comply with applicable laws, our negligence or willful misconduct, or breach of representations and warranties and covenants related to such matters as title to sold assets.

We are a party to various agreements with Motorola, a former affiliate, which were entered into in connection with our separation from Motorola. Pursuant to these agreements, we have agreed to indemnify Motorola for losses due to, for example, breach of representations and warranties and covenants, damages arising from assumed liabilities or relating to allocated assets, and for specified environmental matters. Our obligations under these agreements may be limited in terms of time and/or amount and payment by us is conditioned on Motorola making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge Motorola’s claims.

We provide for indemnification of directors, officers and other persons in accordance with limited liability company agreements, certificates of incorporation, by-laws, articles of association or similar organizational documents, as the case may be. We maintain directors’ and officers’ insurance, which should enable us to recover a portion of any future amounts paid.

In addition to the above, from time to time we provide standard representations and warranties to counterparties in various contracts and also provides indemnities that protect the counterparties to these contracts in the event they suffer damages as a result of a breach of such representations and warranties or in certain other circumstances relating to the sale of securities or their engagement by us.

While our future obligations under certain agreements may contain limitations on liability for indemnification, other agreements do not contain such limitations and under such agreements it is not possible to predict the maximum potential amount of future payments due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by us under any of these indemnities have not had a material effect on our business, financial condition, results of operations or cash flows. Additionally, we do not believe that any amounts that we may be required to pay under these indemnities in the future will be material to our business, financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. We will be required to adopt SFAS No. 143 effective January 1, 2003. We do not expect the implementation of SFAS No. 143 to have a material effect on our results of operations.

We adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. Our adoption of SFAS No. 144 did not impact our financial condition or results of operations.

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, “Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We adopted SFAS No. 145 effective January 1, 2003. The adoption of SFAS No. 145 required the reclassification within our consolidated statement of operations and comprehensive loss of losses on debt prepayments previously classified as extraordinary items which totaled $6.5 million for the quarter and six months ended June 28, 2002.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by us after December 31, 2002. We applied the provisions of SFAS No. 146 to our 2003 restructuring activities.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for our fiscal year 2002. The interim disclosure requirements were effective in the first quarter of 2003 and are provided in Note 6 “Loss per Common Share” of the notes to our audited consolidated financial statements included in this report. We have no plans to change to the fair value based method of accounting for stock-based employee compensation.

In November 2002, the FASB issued Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately and such disclosures have been included in Note 4 “Balance Sheet Information” of the notes to our audited consolidated financial statements included elsewhere in this report. The adoption of FIN No. 45 did not have a material effect on our financial condition or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In the second quarter of 2003, we adopted FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” We determined that our investment in Leshan-Phoenix Semiconductor Company Limited meets the definition of a variable interest entity as our economic interest in Leshan is proportionately greater than our ownership interest in Leshan and, therefore, our investment in Leshan should be consolidated under FIN No. 46. We had previously accounted for our investment in Leshan using the equity method. While consolidation of our investment in Leshan did not impact our previously reported net income (loss) or stockholders’ equity (deficit), financial information for periods after our August 4, 1999 recapitalization that appears in this report has been revised for comparative purposes as allowed by FIN No. 46.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No 149 amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. We are currently evaluating the impact that this pronouncement will have on our financial condition and results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 specifies that freestanding financial instruments within its scope constitute obligations of the issuer that must be classified as liabilities. Such freestanding financial instruments include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets, and certain obligations to issue a variable number of shares. SFAS No. 150 is effective immediately for all financial instruments entered into or modified after May 31, 2003. For all other instruments, SFAS No. 150 is effective at the beginning of the third quarter of 2003. We do not currently have any financial instruments that fall within the scope of SFAS No. 150.